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                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------


     ASSIGNMENT AND ASSUMPTION AGREEMENT entered into as of this 21st day of July, 1997 by and between ERIC STANTON ("Stanton") and ERIC STANTON SELF-DECLARATION OF REVOCABLE TRUST, a revocable trust (the "Trust").

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. ASSIGNMENT AND ASSUMPTION. Stanton hereby assigns to the Trust all of the Assumed Obligations and Assumed Rights (as each such term is hereinafter defined) and the Trust hereby (i) assumes the Assumed Obligations and Assumed Rights and (ii) agrees to perform and discharge the Assumed Obligations in accordance with the respective terms thereof. For purposes hereof, (I) "Assumed Obligations" means all obligations of Eric Stanton under the Shareholders Agreement dated June 9, 1997 (the "Shareholders Agreement") among Cyrk, Inc., Allan Brown, Eric Stanton, Gregory Shlopak and Patrick Brady and under the Registration Rights Agreement dated June 9, 1997 (the "Registration Rights Agreement") among Cyrk, Inc., Allan Brown and Eric Stanton and (II) "Assumed Rights" means all rights of Eric Stanton under each such agreement.

     2. FURTHER INSTRUMENTS. The parties hereby agree to execute and have executed all such further assignments, instruments of transfer and agreements as may be necessary in order to transfer more fully and effectively the Assumed Obligations and Assumed Rights.

     3. BINDING EFFECT; GOVERNING LAW. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

     4. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument representing the agreement among the parties hereto.

     5. NOTICES. The Trust hereby agrees that all notices to the Trust under the Shareholders Agreement or the Registration Rights Agreement shall be addressed c/o Eric Stanton at his address set forth in Section 6 of the Shareholders Agreement referred to above (with copies provided as set forth in said Section 6 for notices to Eric Stanton).


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument as of the date first above written.





                                             /s/ Eric Stanton
                                             -----------------------------------
                                             Eric Stanton, individually




                                             ERIC STANTON SELF-DECLARATION OF
                                             REVOCABLE TRUST



                                             By: /s/ Eric Stanton
                                                --------------------------------
                                                   Eric Stanton, Trustee